Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of N-able, Inc. of our report dated March 1, 2021 relating to the financial statements and financial statement schedule, which appears in N-able, Inc.'s Current Report on Form 8-K dated July 12, 2021 for the year ended December 31, 2020.

/s/ PricewaterhouseCoopers LLP
Austin, Texas
July 16, 2021